EXHIBIT 5

May 25, 2005

Securities and Exchange Commission
450 - 5th Street, N.W.
Judiciary Plaza
Washington, DC 20549

Re: Raymond James Financial, Inc. (the "Company")
                        Registration Statement on Form S-8 covering the Company's
                        2005 Raymond James Financial, Inc. Restricted Stock Plan

Ladies and Gentlemen:

I am General Counsel, for the Company and have represented the Company in connection with its Registration Statement on Form S-8 (the "S-8 Registration Statement") relating to the proposed public offering by the Company (the "Offering") of up to 1,500,000 shares of the Company's Common Stock under its 2005 Raymond James Financial, Inc. Restricted Stock Plan (the "Plan"). This opinion is being provided as Exhibit 5 to the S-8 Registration Statement.

In my capacity as General Counsel, to the Company in connection with the Registration Statement and the Offering, I have examined and am familiar with: (1) the Company's Articles of Incorporation and Bylaws, as currently in effect, (2) the Plan, (3) the S-8 Registration Statement and (4) such other corporate records, documents and instruments as in my opinion are necessary or relevant as the basis for the opinions expressed below.

As to various questions of fact material to my opinion, I have relied without independent investigation on statements or certificates of officials and representatives of the Company, the Department of State of the State of Florida, and others. In all such examinations, I have assumed the genuineness of all signatures on original and certified documents, and the conformity to original and certified documents of all copies submitted to me as conformed, photostatic or other exact copies.

I express no opinion as to the law of any jurisdiction other than of the State of Florida and the Federal laws of the United States of America.

Based upon and in reliance on the foregoing, I am of the opinion that:

(a) The Company has been incorporated and organized under the Florida Business Corporation Act, and its status is active.

(b) The Plan has been authorized by all necessary corporate action of the Company.

(c) When the following events shall have occurred,

(i)	the S-8 Registration Statement shall have become effective in accordance with the Securities Act of 1933, as amended;

(ii)	the consideration specified in the Plan and in the instrument of grant covering options granted under the Plan shall have been received; and

(iii)	the certificates representing such shares shall have been duly executed, counter-signed and issued by or on behalf of the Company.

the shares of Common Stock so offered and sold in the Offering will be duly authorized, validly issued, fully paid and non-assessable shares of the capital stock of the Company.

I hereby consent to the filing of this opinion as an Exhibit to the S-8 Registration Statement.

Sincerely yours,

Paul L. Matecki
General Counsel

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